NEWS RELEASE

FOR IMMEDIATE RELEASE

PLURIS ENERGY RECEIVES FAVOURABLE ARBITRATIONAWARD

Vancouver, Canada – January 21, 2009 – Pluris Energy Group Inc. (OTC Bulletin Board: PEYG), along with its wholly owned British Virgin Islands subsidiary, Pluris Energy Group Inc. (BVI) (together “Pluris Energy” or “the Company”) is pleased to announce it has received a partial award (the “Award”) from The Secretariat of the Court, International Court of Arbitration, International Chamber of Commerce, Paris, France (the “ICC”).

The Award is the result of the binding arbitration action (the “Arbitration”) the Company commenced against San Enrique Petrolera SA and its shareholders (“San Enrique”, or the “Defendants”) on April 27, 2007 for an initial damages claim estimate, which was submitted to the ICC in the amount of US$46.4 million. The Defendants submitted an initial counterclaim to the ICC for recovery of legal costs and translation fees associated with its defense in the Arbitration, for the amount of approximately $150,000.

The twenty nine page docket rendered by the ICC binding the parties to the Award, approved by majority, determines that the Share Purchase Agreement (the “SPA”) entered into between Pluris Energy and San Enrique on August 18, 2006 is terminated retroactively to October 31, 2006. It further determines that the SPA’s early termination was seventy percent (70%) the responsibility of San Enrique and thirty percent (30%) the responsibility of Pluris Energy.

Pluris Energy won the exclusive rights to purchase 100% of the shares of San Enrique; a Buenos Aires, Argentina based E&P Company in August of 2006 through a competitive bidding process under the mutually agreed upon terms of the SPA, for the purchase price of US$44 million. Subsequent to winning the bid, Pluris Energy’s rights under the SPA were frustrated due to, among others, temporary injunctions that were filed in the Buenos Aires commercial courts imposing the transfer of the San Enrique shares to Pluris Energy. The injunctions were a result of disputes that arose between San Enrique and its existing partners related to joint venture agreements it had previously entered into regarding its Austral Basin property interests on Tierra del Fuego Island, Argentina. With the injunctions in place, Pluris Energy was unable to complete the acquisition of San Enrique under the jointly negotiated and agreed upon terms of the SPA as planned. Subsequent to the injunctions being upheld by the Buenos Aires Commercial Court of Appeals, Pluris Energy

commenced the Arbitration against San Enrique through the ICC in order to protect the exclusive rights and interests it secured under the terms of the SPA.

Pluris Energy will support its final damages submission to the ICC through third party valuations evidencing the substantiation of the overall damages suffered by the Company as a result of it losing the business opportunity related to its planned acquisition of San Enrique. To the best knowledge of the Company, the responsibility in the final damages award would be allocated in the same proportion as it results from the partial award recently received. The ICC has informed Pluris Energy and San Enrique that the final damages award rendering would be made by March 31, 2009.

About Pluris Energy

Pluris Energy Group Inc. is an international energy company engaged in the acquisition and development of producing oil and gas interests in South America. For further information, please visit the Company’s website at www.pluris.com

Company Contact
Sacha H. Spindler
Chairman & CEO, Director
604-607-1677

Forward Looking Statements
This news release contains “forward-looking statements”. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the final damages award rendering to the benefit of Pluris Energy will be for dollar amounts similar to and/or reflective of the Company’s initial damages claim to the ICC arbitral tribunal; (ii) the final damages award rendering to the benefit of San Enrique will be for dollar amounts similar to and/or reflective of its initial damages counter-claim to the ICC arbitral tribunal; (iii) the final damages award decision will be rendered by the ICC by March 31, 2009.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the damages awarded Pluris Energy could be difficult to realize (ii) the final damages award to the benefit of Pluris Energy could be less than the initial damages claim filed with the ICC by the Company; (iii) the final damages award to the benefit of San Enrique could be greater than the initial damages counter- claim filed with the ICC by San Enrique; (iv) the ICC may take significantly longer than March 31, 2009 to render its final damages award to the parties. For more risk factors about our company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.